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                                                            Exhibit 3.2


                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION
                                       OF
                                  REED'S, INC.

        Reed's, Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

        FIRST: The name of the corporation is Reed's, Inc. (the "Corporation").

        SECOND: The date on which the Corporation's original Certificate of Incorporation was filed with the Delaware Secretary of State is September 7, 2001.

        THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware adopted resolutions by unanimous written consent effective as of August 26, 2004 to amend Article IV of the Certificate of Incorporate of the Corporation to read in its entirety as follows:

                                   ARTICLE IV

        1. This Corporation is authorized to issue 12,000,000 shares of its Capital Stock, which shall be divided into two classes known as Common Stock and Preferred Stock, respectively.

        2. The total number of shares of Common Stock which this Corporation is authorized to issue is 11,500,000, with a par value of $.0001 per share. The total number of shares of Preferred Stock which this Corporation is authorized to issue is 500,000, with a par value of $10.00 per share. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of this Corporation is hereby authorized, within the limitations and restrictions prescribed by law or stated in this Certificate of Incorporation, and by filing a certificate pursuant to applicable law of the State of Delaware, to provide for the issuance of Preferred Stock in series and (i) to establish from time to time the number of shares to be included in each such series; (ii) to fix the voting powers, designations, powers, preferences and relative, participating, optional or


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                other rights of the shares of each such series and the
                qualifications, limitations or restrictions thereof, including but not limited to, the fixing or alteration of the dividend rights, dividend rate, conversion rights, conversion rate, voting rights, rights and terms of redemptions (including sinking fund provisions), the redemption price of prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock; and (iii) to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

        FOURTH: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment of Certificate of Incorporation was submitted to the stockholders of the Corporation in accordance with Section 228 and 242 of the General Corporate Law of the State of Delaware. The total number of outstanding shares entitled to vote or consent to this Amendment was 4,720,591 shares of Common Stock. A majority of the outstanding shares of Common stock voted in favor of this Certificate of Amendment of Certificate of Incorporation.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its President and Chief Executive Officer this 24th day of September 2004.

                                        REED'S, INC.


                                        By /s/ Christopher J. Reed
                                           -------------------------------------
                                           Christopher J. Reed
                                           President and Chief Executive Officer